As filed with the U.S. Securities and Exchange Commission on August 10, 2018

Registration No. 333-__________
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________________

CINCINNATI FINANCIAL CORPORATION
(Exact name of issuer as specified in its Charter)

Ohio	31-0746871
(State of Incorporation)	(I.R.S. Employer Identification No.)

6200 S. Gilmore Road, Fairfield, Ohio	45014-5141
(Address of Principal Executive Offices)	(Zip Code)

_________________________________

CINCINNATI FINANCIAL CORPORATION NONEMPLOYEE DIRECTOR
STOCK PLAN OF 2018

(Full Title of the Plan)
_________________________________

Lisa A. Love
Sr. Vice President, General Counsel
& Corporate Secretary
6200 S. Gilmore Road
Fairfield, Ohio 45014
513-870-2000
(Name, address, zip code, telephone number,
and area code of agent for service)
With a copy to:
Charles F. Hertlein, Jr.
Dinsmore & Shohl LLP
255 East Fifth Street, Suite 1900
Cincinnati, Ohio 45202
513-977-8315

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Large accelerated filer X             Accelerated filer ___
Non-accelerated filer ___ (Do not check if a smaller reporting company) Smaller reporting company

Emerging Growth Company ___

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ___

.

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Offering Price (2)	Amount of Registration Fee
Common Stock, $2.00 par value	300,000	$75.83	$22,749,000	$2,832.25

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers additional shares of Common Stock as may be issued to prevent dilution from stock splits, stock dividends, and similar transactions.

(2)
Inserted solely for purposes of computing the registration fee and based, pursuant to Rule 457(h) under the Securities Act, on the average of the high and low sales price of the Common Stock on August 6, 2016, on the Nasdaq Global Select Market. The proposed maximum offering price was determined by multiplying the maximum number of shares (300,000) that may be granted by tht average offering price of $75.83.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on February 23, 2018.

2.	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018, filed with the Commission on April 25, 2018 and July 27, 2018, respectively.

3.	The Company’s Current Report on Form 8-K filed on May 9, 2018.

4.	The Company’s Proxy Statement on Schedule 14A filed with the Commission on March 21, 2018.

5.
The description of the Company’s Common Stock contained in its registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed (but not furnished) by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. DESCRIPTION OF SECURITIES

Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at its request as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person is determined under the procedure described in the Section to have (a) acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and (b) had no reasonable cause to believe the conduct was unlawful in the case of any criminal action or proceeding. However, with respect to expenses actually and reasonably incurred in connection with the defense or settlement of any action or suit by or in the right of the corporation to procure a judgment in its favor, no indemnification is to be made (i) in respect of any claim, issue, or matter as to which such person was adjudged liable for negligence or misconduct in the performance of such person's duty to the corporation unless, and only to the extent that, it is determined by the court upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper, or (ii) in respect of any action or suit in which the only liability asserted against a director is in connection with the alleged making of an unlawful loan, dividend or distribution of corporate assets. The Section also provides that such person shall be indemnified against expenses actually and reasonably incurred by the person to the extent successful in defense of the actions referred to above, or in defense of any claim, issue, or matter therein.

The Company’s Amended Articles of Incorporation provide for the indemnification of officers and directors of the registrant to the fullest extent permitted by law. The above is a general summary of certain provisions of the Ohio Revised Code and is subject in all cases to the specific provisions thereof.

The Company maintains an insurance policy covering its directors and officers against certain civil liabilities, including liabilities under the Securities Act.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8. EXHIBITS

See Exhibit Index immediately following the Signature Page.

Item 9. UNDERTAKINGS

*(a)    The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

*(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to

Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

*(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the [Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

*Paragraph references correspond to those of Securities and Exchange Commission Regulation S-K, Item 512.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfield, State of Ohio, on August 10, 2018.

CINCINNATI FINANCIAL CORPORATION

By: /s/ Lisa A. Love
Lisa A. Love
Senior Vice President, General Counsel
& Corporate Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on August 10, 2018.

Signature	Title
/s/ Steven J. Johnston Steven J. Johnston, FCAS, MAAA, CFA, CERA	President and Chief Executive Officer, Director (Principal Executive Officer)
/s/ Michael J. Sewell Michael J. Sewell, CPA	Chief Financial Officer, Senior Vice President and Treasurer (Principal Financial Officer)
/s/ Kenneth W. Stecher Kenneth W. Stecher	Chairman of the Board
/s/ William F. Bahl William F. Bahl, CFA, CIC	Director
/s/ Gregory T. Bier Gregory T. Bier, CPA (Ret.)	Director
/s/ Dirk J. Debbink Dirk J. Debbink	Director
/s/ Kenneth C. Lichtendahl Kenneth C. Lichtendahl	Director
/s/ W. Rodney McMullen W. Rodney McMullen	Director
/s/ David P. Osborn David P. Osborn	Director
/s/ Gretchen W. Price Gretchen W. Price	Director
/s/ Thomas R. Schiff Thomas R. Schiff	Director
/s/ Douglas S. Skidmore Douglas S. Skidmore	Director
/s/ Larry R. Webb Larry R. Webb, CPCU	Director

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
4.1
Cincinnati Financial Corporation Nonemployee Director Stock Plan of 2018 (filed as Appendix C to the Company’s Proxy Statement dated March 21, 2018, relating to the Company’s 2018 Annual Meeting of Shareholders, and incorporated by reference herein)

5.1	Opinion of Dinsmore & Shohl LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Dinsmore & Shohl LLP (included in Exhibit 5.1)